Exhibit 11.  Computation of Net Income (Loss) Per Share.
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                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                         For the Six Months Ended
                                                June 30,
BASIC:                                      2002        2001
Weighted Average Common Shares
  Outstanding                            2,979,190    2,907,919

Net Income (Loss)                       $3,962,000   $ (514,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $1.33        $(.18)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,907,919
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,907,919

Net Income (Loss)                       $3,962,000   $ (514,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $1.33        $(.18)



                                        For the Three Months Ended
                                                June 30,
BASIC:                                      2002        2001
Weighted Average Common Shares
  Outstanding                            2,979,190    2,979,190

Net Income (Loss)                       $ (199,000)  $ (258,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.07)       $(.09)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,979,190    2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,979,190

Net Income (Loss)                       $ (199,000)  $ (258,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.07)       $(.09)
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